Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Damian McIntosh/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS SECOND QUARTER OPERATING RESULTS

IRVINE, CA (August 8, 2006) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $4,398,000, or $0.13 per share for the quarter ended June 30, 2006 compared with a net loss of $2,689,000, or $0.08 per share for the corresponding prior year period. For the six months ended June 30, 2006, Cortex reported a net loss of $8,958,000, or $0.26 per share compared to a net loss of $5,337,000, or $0.16 per share for the corresponding prior year period.

Operating expenses in the current year periods include non-cash stock compensation charges required under Statement of Financial Accounting Standards 123(R) — “Share-Based Payment” (“SFAS 123R”), as adopted by Cortex starting January 1, 2006. Under SFAS 123R, expenses for all share based payments to employees, including grants of stock options, are recorded in the financial statements based on their estimated fair values. Compared to the corresponding prior year periods, Cortex’s total non-cash stock compensation charges increased by $526,000 and $1,815,000 for the quarter and six months ended June 30, 2006, respectively. These stock compensation charges have no impact on Cortex’s available cash or working capital.

Increased operating expenses during the current year period also reflect amounts related to addressing the clinical hold on Cortex’s AMPAKINE® CX717 by the U.S. Food and Drug Administration. Cortex remains on schedule to meet its targeted timeframe for submitting a complete response to the agency by early September.

Decreased revenues during the current year periods reflect the winding down of the research collaboration with the Company’s partner, Servier. As announced earlier, Cortex notified Servier of its intent to end the research collaboration by early December 2006.

Cortex’s cash and marketable securities amounted to $15,538,000 at June 30, 2006 and $17,261,000 at December 31, 2005, with spending for the six months ended June 30, 2006 partially offset by proceeds from the exercise of warrants to purchase shares of Cortex common stock in February and March 2006.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$232	$647	$463	$1,346
Operating expenses (A):
Research and development	3,706	2,793	7,171	5,450
General and administrative	1,114	696	2,590	1,464

Total operating expenses	4,820	3,489	9,761	6,914

Loss from operations	(4,588)	(2,842)	(9,298)	(5,568)
Interest income, net	190	153	340	314
Change in fair value of common stock warrants	—	—	—	(83)

Net loss	$(4,398)	$(2,689)	$(8,958)	$(5,337)

Loss per share:
Basic and diluted	$(0.13)	$(0.08)	$(0.26)	$(0.16)
Shares used in computing per share amounts
Basic and diluted	34,788	32,660	33,817	32,643
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$344	$56	$1,086	$76
General and administrative	238	—	790	(15)

	$582	$56	$1,876	$61

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2006 (Unaudited)	December 31, 2005
Assets:
Cash and cash equivalents	$1,762	$2,063
Marketable securities	13,776	15,198
Other current assets	269	256

	15,807	17,517
Furniture, equipment and leasehold improvements, net	441	439
Other	33	33

Total assets	$16,281	$17,989

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$2,177	$2,681
Unearned revenue — current	262	126
Deferred rent liability	58	50
Stockholders’ equity	13,784	15,132

Total liabilities and stockholders’ equity	$16,281	$17,989

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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